Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is effective as of September 12, 2005 (the “Effective Date”), and is entered into by and between Gary I. Schneiderman (“Schneiderman”) and Ashworth, Inc., a Delaware corporation (the “Company”).
     1. Employment. As of the Effective Date, the Company hereby employs Schneiderman to serve in the capacity of Executive Vice President of Sales and Marketing (“EVP-S&M”). The Company’s Board of Directors (the “Board”) and/or the Company’s Chief Executive Officer (the “CEO”) may provide such additional designations of title to Schneiderman as the Board and/or CEO, in its discretion, may deem appropriate.
     Schneiderman agrees to perform the executive duties and functions customarily associated with the offices of EVP-S&M and as specified from time to time by the Board and/or the CEO. Except for legal holidays, vacations and absences due to temporary illness, Schneiderman shall devote his time, attention and energies to the business of the Company on a full-time basis. Schneiderman represents and warrants to the Company that he is under no restriction, limitation or other prohibition to perform his duties as described herein.
     2. Employment Compensation And Benefits.
          a. Base Salary. Schneiderman’s initial base salary shall be at the annual rate of three hundred thousand dollars ($300,000). This salary level shall be reviewed at least annually by the Board’s Compensation Committee on the basis of Schneiderman’s performance and the Company’s financial success and progress.
          b. Annual Bonus and Stock Options. Schneiderman will be entitled to receive an option for a minimum of 20,000 shares for each of fiscal years 2005, 2006 and 2007 with the options for fiscal year 2005 to be granted on September 12, 2005 and vesting on the first anniversary of the date of grant. Option grants for fiscal years 2006 and 2007 will be granted and will vest on the first anniversary of the date of grant. Schneiderman will also be eligible to earn an annual bonus on a Earnings Before Taxes (“EBT) in accordance with the executive bonus plan, and according to the following schedule:

Ashworth Bonus Plan
Target is 50% of base
% of Ashworth’s	salary
Plan	Bonus % of Target
150%	165%
125%	135%
110%	115%
100%	100%
95%	75%
90%	60%
85%	50%
Less than 85%	Discretionary

1 of 8

Under this plan, for example, Schneiderman’s “Target” bonus at 100% of Plan will equal 50% of his annual base salary, $150,000. The annual bonus will be paid following the close of final accounting records for the previous fiscal year.
          c. Non-compete/Retention Payment. Schneiderman acknowledges that the Company has offered upon certain conditions described herein to provide him with a non-compete/retention payment in the form of guaranteed minimum annual payments. Schneiderman understands and agrees that any portion of the payments described below that exceeds the bonus payment to which he would otherwise be entitled pursuant to Paragraph 2(b) of this Agreement shall be deemed vested and earned only upon the condition that Schneiderman remain with the Company from the effective date of this Agreement through the end of fiscal year 2006.
Schneiderman will receive three guaranteed minimum non-compete/retention payments as follows. The first payment of $85,000 shall be made on September 12, 2005. The second payment of $85,000 shall be made on November 24, 2005. The third payment, in the amount of $40,000, shall be paid following the close of final accounting records for 2006. Each of these payments will be applied against any cash bonus award earned during the relevant fiscal year (as described in Paragraph 2(b)). Any portion of the payment amount that exceeds the actual amount Schneiderman earned according to the cash bonus plan will be considered an “advanced non-compete/retention payment”, and constitute the amount to be repaid by Schneiderman if he leaves the Company prior to the end of the 2006 fiscal year. For example, if the Company’s 2006 fiscal year performance for purposes of the executive cash bonus plan is less than 85% of Plan, and Schneiderman’s discretionary bonus is determined to be $30,000, Schneiderman’s advanced non-compete/retention payment would be $10,000.
If Schneiderman does not fulfill the conditions for receiving the non-compete/retention payment by remaining with the Company through the end of fiscal year 2006, the Company will not have received the benefit of its bargain with regard to the non-compete/retention payment, in which case Schneiderman will not be entitled to the payment, and further, Schneiderman will be indebted to the Company for the amount advanced to him by the Company. Furthermore, in the event that Schneiderman fails to remain with the Company through the end of fiscal year 2006, Schneiderman agrees to repay the Company the full amount advanced to him by the Company by no later than 30 days after the date of his departure. Schneiderman further understands that if he refuses or is unable to repay to the Company the advanced funds, the Company may seek appropriate legal remedies to recoup the full amount of the outstanding debt, or offset any advanced funds against other payments owed, including but not limited to severance payments.
          d. Automobile Allowance. The Company shall pay Schneiderman an automobile expense allowance of one thousand dollars ($1,000) per month to defray the cost of business automobile expense.
          e. Vacation. Schneiderman shall be entitled to annual vacations in a manner commensurate with his status as a key executive and in accordance with the Company’s vacation policies in effect during the term of this Agreement.
          f. Expense Reimbursement. The Company shall reimburse Schneiderman for all reasonable amounts actually expended by Schneiderman in the course of performing his duties for the Company and in accordance with any Company-established guidelines where Schneiderman tenders receipts or other documentation reasonably substantiating the amounts as required by the Company.

2 of 8

          g. Club Membership. On September 12, 2005, the Company will pay Schneiderman up to $45,000 (grossed up for any applicable income taxes) to purchase a Club Membership at a Club of Schneiderman’s choosing. Schneiderman will be entitled to make use of such membership and the Company will pay the monthly dues of $630 beginning September 12, 2005 for the term of Schneiderman’s employment. Schneiderman agrees that at the end of his employment, he will reimburse the membership cost (current market value at the time of sale minus the club fee) to Ashworth.
          h. Other Benefits. Except as otherwise provided in this Agreement, Schneiderman shall be entitled to receive all of the rights, benefits and privileges of an executive officer of the Company under any retirement, pension, profit-sharing, group medical insurance, group dental insurance, group-term life insurance, and disability insurance, and other employee benefit plans which may be now in effect or hereafter adopted.
     3. Non-compete. Schneiderman agrees that during the term of this Agreement Schneiderman will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which manufactures or sells golf-inspired sportswear which is substantially the same as that of the Company and which is distributed in the same channels of distribution as the then current channels of distribution of the Company, provided, however, that if Schneiderman’s employment is terminated for reasons which provide for severance compensation, the non-compete term shall be extended to the period for which he receives such severance compensation.
     4. Termination.
          a. At Will. The Company shall employ Schneiderman at will, and either Schneiderman or the Company may terminate Schneiderman’s employment with the Company at any time and for any reason, with or without cause.
          b. Severance Payment and Benefits. If Schneiderman’s employment is terminated as a result of a Qualifying Termination, as defined below, and if Schneiderman delivers a fully executed release and waiver of all claims against the Company in the form attached hereto as Exhibit A, then, upon expiration of any applicable revocation period contained in the Release Agreement, the Company shall pay or provide Schneiderman the following severance payment and benefits:
               i. Schneiderman shall receive the equivalent of twelve(12) months of his then-current base salary (the “Severance Payment”), which shall be payable in equal monthly installments beginning on the first day of the first full month following Schneiderman’s Qualifying Termination and continuing on the first day of each month thereafter until fully paid. The Severance Payment is in lieu of any severance payment benefits which otherwise may at that time be available under the Company’s applicable policies; provided, however, that nothing in this Agreement is intended to modify or supercede the “Agreement re: Change In Control” entered into between Schneiderman and the Company as of September 12, 2005, and Schneiderman shall be entitled to receive whatever additional severance pay benefits, if any, for which he may qualify according to the terms of his Agreement re: Change in Control with the Company.

3 of 8

               ii. For the twelve-month period following the Qualifying Termination of his employment, Schneiderman shall be entitled to continue to participate in the following executive benefit programs which had been made available to him (including his family) before the Qualifying Termination: group medical insurance, group dental insurance, group-term life insurance, and disability insurance. The programs shall be continued in the same way and at the same level as immediately prior to the Qualifying Termination. Schneiderman’s participation in each of such executive benefit programs shall be earlier terminated or reduced, as applicable, if and to the extent Schneiderman receives benefits as a result of concurrent coverage through another program.
               iii. Schneiderman will also be entitled to receive an additional cash payment of $50,000.
               iv. Schneiderman’s unvested stock options, as described in Paragraph 2(b) of this Agreement, shall immediately become fully vested and exercisable. This provision only applies to stock options Schneiderman has been granted pursuant to this Agreement, and does not apply to options provided from any other source or Ashworth.
        c. Qualifying Termination. Schneiderman’s termination shall be considered a “Qualifying Termination” unless:
               i. Schneiderman voluntarily terminates his employment with the Company and its affiliated companies. Schneiderman, however, shall not be considered to have voluntarily terminated his employment with the Company and its affiliated companies if he elects to terminate his employment because his overall compensation plan is reduced or adversely modified in any material respect or his authority or duties are materially changed. For such purposes, Schneiderman’s authority or duties shall be considered to have been “materially changed” if, without Schneiderman’s express and voluntary written consent, there is any substantial diminution or adverse modification in his title, status, overall position, or responsibilities.
               ii. The termination is on account of Schneiderman’s death or Disability. For such purposes, “Disability” shall mean a physical or mental incapacity as a result of which Schneiderman becomes unable to continue the performance of his responsibilities for the Company and its affiliated companies for a period of three (3) months.
               iii. Schneiderman is involuntarily terminated for “Cause.” For this purpose, “Cause” shall mean:
                    1. Schneiderman’s willful and deliberate refusal to comply with a lawful, instruction of the CEO or Board of Directors, which refusal is not remedied by Schneiderman within a reasonable period of time after his receipt of written notice from the Company identifying the refusal, so long as the instruction is consistent with the scope and responsibilities of Schneiderman’s position;
                    2. Schneiderman’s act or acts of personal dishonesty;

4 of 8

                    3. Schneiderman’s conviction of a felony;
                    4. Schneiderman’s violation of the Company’s policies and/or code of conduct;
             5. Schneiderman’s violation of any confidentiality or non-competition agreement with the Company or any Affiliate of the Company; or
                    6. The willful engaging by Schneiderman in misconduct which is injurious to the Company.
          d. Return of Materials. In the event of any termination of Schneiderman’s employment for any reason whatsoever, Schneiderman shall promptly deliver to the Company all Company property, including, but not limited to, documents, data, and other information pertaining to Confidential Information, as defined below. Schneiderman shall not take with him any documents or other information, or any reproduction, summary or excerpt thereof, electronic or otherwise, containing or pertaining to any Confidential Information.
     5. Nondisclosure of Confidential Information. Schneiderman acknowledges that during the term of his employment with the Company, he will have access to and become acquainted with information of a confidential, proprietary or secret nature which is or may be either applicable to, or related in any way to, the present or future business of the Company, the research and development or investigation of the Company, or the business of any customer of the Company (“Confidential Information”). For example, Confidential Information includes, but is not limited to, devices, secret inventions, processes and compilations of information, records, specifications, designs, plans, proposals, software, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, and all concepts or ideas, materials or information related to the business, products or sales of the Company and its customers and vendors. Schneiderman shall not disclose any of Confidential Information, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment with the Company. Schneiderman also agrees to comply with the Company’s policies and regulations, as established from time to time for the protection of its Confidential Information, including, for example, executing the Company’s standard confidentiality agreements. This section shall survive termination of this Agreement.
     6. Non-Solicitation. Schneiderman agrees that so long as he is employed by the Company and for a period of two (2) years after termination of his employment for any reason, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company; (b) usurp any opportunity of the Company of which Schneiderman became aware during his tenure at the Company or which is made available to him on the basis of the belief that Schneiderman is still employed by the Company; or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company. This section shall survive termination of this Agreement.
     7. Successors.
          a. This Agreement is personal to Schneiderman, and without the prior written consent of the Company shall not be assignable by Schneiderman other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Schneiderman’s legal representatives.

5 of 8

          b. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
     8. Governing Law. This Agreement is made and entered into in the State of California, and the internal laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.
     9. Modifications. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.
     10. Entire Agreement. Except as otherwise set forth herein, this Agreement, together with the exhibits attached hereto, supersedes any and all prior written or oral agreements between Schneiderman and the Company, and contains the entire understanding of the parties hereto with respect to the terms and conditions of Schneiderman’s employment with the Company; provided, however, that this Agreement is not intended to supercede the Agreement re: Change in Control between Schneiderman and the Company, which they entered into as of September 12, 2005, or any agreements which Schneiderman may previously have entered into regarding the protection of trade secrets and confidential information.
     11. Dispute Resolution. Schneiderman and the Company will utilize a system of binding arbitration to resolve all disputes that may arise out of the employment context. Both the Company and Schneiderman agree that any claim, dispute, and/or controversy that either Schneiderman may have against the Company (or its owners, directors, officers, managers, employees, agents, and parties affiliated with its employee benefit and health plans) or the Company may have against Schneiderman, arising from, related to, or having any relationship or connection whatsoever with Schneiderman’s seeking employment with, employment by, or other association with the Company, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. sec 1280 et seq., including section 1283.05 and all of the Act’s other mandatory and permissive rights to discovery). Included within the scope of this Agreement are all disputes, whether based on tort, contract, statute (including, but not limited to, any claims or discrimination and harassment, whether they be based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, or any other state or federal law or regulation), equitable law, or otherwise. However, nothing herein shall prevent Executive from filing and pursuing proceedings before the California Department of Fair Employment and Housing, or the United States Equal Employment Opportunity Commission (although if Schneiderman chooses to pursue a claim following the exhaustion of such administrative remedies, that claim would be subject to the provisions of this Agreement). In addition to any other requirements imposed by law, the arbitrator selected shall be a retired California Superior Court Judge and shall be subject to disqualification on the same grounds as would apply to a judge of such court. To the extent applicable in civil actions in California courts, the following shall apply and be observed: all rules of pleading (including the right of demurrer), all rules of evidence, and all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure Section 631.8. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in

6 of 8

connection with the arbitration proceedings are privileged in accordance with Cal. Civil Code Section 47(b). As reasonably required to allow full use and benefit of this agreement’s modification to the Act’s procedures, the arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings. Awards shall include the arbitrator’s written reasoned opinion. Notwithstanding the foregoing, the parties acknowledge and agree that this provision shall not preclude either party from requesting temporary and/or preliminary injunctive relief to enforce Paragraphs 3, 5 or 6 of this Agreement until such time as an arbitrator can assume jurisdiction and render a decision over any such claims or requests.
     12. Notices. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the party addressed may have substituted by notice pursuant to this Section:

Ashworth, Inc.	Gary I. Schneiderman
2765 Loker Avenue West	20 Camberley
Carlsbad, California 92010	Laguna Niguel, CA 92677
Attn: President
     13. Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.
     14. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.
     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the day and year first written above in Carlsbad, California.

ASHWORTH, INC.

By:	/s/ Randall L. Herrel, Sr.

Randall L. Herrel, Sr.
Title: CEO and President

GARY I. SCHNEIDERMAN
By:	/s/ Gary I. Schneiderman
Gary I. Schneiderman

7 of 8

EXHIBIT A — RELEASE AGREEMENT
     I, Gary I. Schneiderman, hereby enter into this Release Agreement (this “Agreement”), pursuant to Paragraph 4(b) of my Employment Agreement with Ashworth, Inc., a Delaware corporation (the “Company”), in consideration for which the Company shall make the Severance Payment as described in my Employment Agreement entered into effective as of September 12, 2005.
     1. The date of my Qualifying Termination is                                         , and I have received a final paycheck for all wages due, including all accrued vacation, through that date. Other than the Severance Payment as described in my Employment Agreement and whatever additional severance pay benefits, if any, for which I may qualify according to the terms of my Agreement re: Change in Control with the Company, the foregoing payments are the only amounts which I am entitled to receive from the Company, and I hereby waive all other payments or claims for payments.
     2. As consideration for the Severance Payment as described in my Employment Agreement, I hereby release the Company, its successors, affiliates, directors, employees and agents from any and all claims or lawsuits (including but not limited to any and all claims or demands relating to salary, wages, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, expense reimbursements, any and all tort claims, contract claims (express or implied), wrongful termination claims, public policy claims, whistleblower claims, implied covenant of good faith and fair dealing claims, retaliation claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, attorneys’ fees claims, all claims arising under any federal, state or other governmental statue, law, regulation or ordinance including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment & Housing Act, the California Labor Code, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”)) which I may have based either on my employment, my termination, or any other event occurring prior to the date of this Agreement. This Release is intended to settle any and all claims that I may have against the Company. Accordingly, I waive any and all rights conferred under Section 1542 of the California Civil Code, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”
     3. I acknowledge and understand my continuing obligation (a) to maintain the confidentiality of the Company’s trade secrets, confidential and proprietary information and (b) not to solicit the Company’s customers or employees, as set forth in Paragraphs 3, 5 and 6 of my Employment Agreement. I also warrant and represent that I have returned all Company materials as required in Paragraph 4(d) of my Employment Agreement.
     4. I acknowledge that I fully understand my right to discuss this Agreement with an attorney, and I have carefully read and fully understand this entire Agreement, and I am entering into this Agreement voluntarily.
     5. I understand that I shall have twenty-one (21) days from the date of receipt of this Agreement to consider this Agreement, I shall have seven (7) days following the signing of this Agreement to revoke it in writing, and this Agreement shall not be effective or enforceable until this revocation period has expired.

Dated:	GARY I. SCHNEIDERMAN

By:

Dated:	ASHWORTH, INC.

By:

Title:

8 of 8